Exhibit 10.11

Restricted Stock Unit Agreement under Ford Motor Company’s Long-Term Incentive Plan
This AGREEMENT made as of this [ ] day of May 20 (the "RSU Agreement"), by and between Ford Motor Company, a Delaware corporation (the "Company"), and [Name of Grantee] (the "Grantee"), WITNESSETH:
WHEREAS, the Grantee is now employed by the Company, or one of its subsidiaries, in a responsible capacity and the Company desires to provide an incentive to the Grantee to encourage the Grantee to remain in the employ of the Company or of one or more of its subsidiaries and to increase the Grantee's interest in the Company's long-term success; and as an inducement thereto, the Company has adopted the Company’s Long-Term Incentive Plan (the "Plan"), to be administered by the Company’s Compensation, Talent, and Culture Committee (the "Committee"), and has determined to grant to the Grantee the restricted stock units (“RSUs” and each an “RSU”) herein provided for,
NOW, THEREFORE, IT IS AGREED BETWEEN THE PARTIES as follows:
Subject to the terms and conditions set forth herein, in the Plan, in the "Terms and Conditions of Restricted Stock Unit Agreement" (the "RSU Terms and Conditions") and in any rules and regulations established by the Committee pursuant to the Plan (all of which are incorporated by reference into this Agreement as though set forth in full herein), the Company hereby grants to the Grantee [    ] RSUs (the "RSU Grant"). The RSU Grant will vest after [one, two, three] year/s from the date of grant; [x]% of the RSU Grant will vest after one year from the date of grant; [x]% of the RSU Grant will vest after two years from the date of grant; and [x]% of the RSU Grant will vest after three years from the date of grant
The Grantee agrees to remain in the employ of the Company or of one or more of its subsidiaries [for a period ending on the later of (a) the date six months from the date of this Agreement or (b) the latest date to which the Grantee is obligated to remain in such employ under any RSU granted to the Grantee under the Plan or any other RSU plan of the Company or under any amendment to any such RSU] [through _____ __, ____ (the “retention period end date”)], except as otherwise provided in Article 3 of the RSU Terms and Conditions; and provided that nothing contained herein or in the RSU Terms and Conditions shall restrict the right of the Company or any of its subsidiaries to terminate the employment or other engagement of Grantee at any time, with or without cause. The term "Company" as used in this Agreement and the RSU Terms and Conditions with reference to employment shall include subsidiaries of the Company. The term "subsidiary" as used in this paragraph shall mean (i) any corporation a majority of the voting stock of which is owned directly or indirectly by the Company or (ii) any limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company.
[Notwithstanding anything to the contrary set forth in the RSU Terms and Conditions, if the Grantee’s employment with the Company shall be terminated at any time prior to the retention period end date for any reason other than death, or as described in the fourth paragraph of Article 3 of the RSU Terms and Conditions, the Grantee shall forfeit any unvested portion of this RSU Grant.]
The grant of this RSU Grant is completely discretionary and does not create any rights to receive future RSU grants. The Company may amend, modify or terminate the Plan at any time, subject to limitations set forth in the Plan.
IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AUTHENTICATED	FORD MOTOR COMPANY

Grantee
Grantee ID: